Exhibit 99.1

For Immediate Release

Contact:	Danny Wright
Bob Bintliff	CEO
Chief Financial Officer	Benefit Marketing Solutions
Precis, Inc.	405-579-8525
972-343-6501

Annemarie Marek	Joe Diaz
Marek & Company	Lytham Partners
469-235-2166	480-675-0400

Precis Agrees To Sale of Foresight Club

to Benefit Marketing Solutions

December 12, 2005 — Grand Prairie, Texas— Precis, Inc. (Nasdaq: PCIS), a provider of access to affordable healthcare products and services to the ever growing number of uninsured and/or underinsured in the United States, announced today that it has agreed to a transaction whereby Benefit Marketing Solutions (BMS), a privately-held Oklahoma company, acquires substantially all of the operating assets of Precis’ Foresight Club division.

Foresight Club has designed and offered membership programs for rental-purchase companies, financial organizations, employer groups, retailers and association-based organizations since 1989.   These membership programs are sold as part of a point-of-sale transaction or through direct marketing efforts.  It was acquired by Precis in 2000.

Certain BMS principals, Danny Wright, CEO, Brett Wimberley, Chief Operating Officer and Susan Matthews, Chief Marketing Officer, were closely involved in the formation and management of Foresight prior to its acquisition by Precis.  Together they have also been instrumental in the growth of BMS to its present position as the largest club provider in the Rent-to-Own (RTO) arena.  The company markets through more than 3,500 retail store locations in the U.S. and Puerto Rico.

“The divestiture of our Foresight Club division represents another step in our turnaround efforts and allows us to sharpen our focus on our core health care related business.  We are confident that our existing Foresight clients and members will be well served by BMS because of the collective experience of BMS management with Foresight and their knowledge of the products, systems and operational methods employed in that business,” said Bob Bintliff, Precis CFO.

“We intend to combine the strengths of each entity to deliver increased value and more efficient service to both Foresight and BMS clients.  BMS will integrate the operations of the two companies and consolidate its administrative and marketing functions at its BMS headquarters,” Wright said.

The effective date of the transaction is December 1, 2005.

About Precis Inc.

Precis, Inc. and its subsidiaries market non-insurance health care savings programs, provide third party administration services to self funded employer groups and market a line of nutraceuticals. For more information on Precis, and its subsidiaries visit www.precis-pcis.com.

About Benefit Marketing Solutions

Benefit Marketing Solutions is headquarted in Norman, Oklahoma and has offices in Dallas and St. Louis.  Its main office is located at 900 36th Ave. NW, Suite 105, Norman, OK, 73072.  405-579-8525.

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